Exhibit 99.1

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Bryan Hurley (314-694-8387) Investors: Scarlett Lee Foster (314-694-8148) Investors: Mark Deadwyler (314-694-7867)

MONSANTO COMPANY REPORTS SECOND-QUARTER 2004 RESULTS

St. Louis — March 31, 2004

Financial Summary	Second	Second		Six	Six
($ in millions, except per share)	Quarter	Quarter	%	Months	Months	%
	2004*	2003*	Change	2004*	2003*	Change
Net Sales	$1,492	$1,293	15%	$2,520	$2,139	18%
Net Income	$154	$100	54%	$57	$82	(30)%
Diluted Earnings per Share	$0.57	$0.38	50%	$0.21	$0.31	(32)%

* Monsanto’s fiscal year begins Sept. 1 and ends Aug. 31. References to the second quarter and first half refer to the three-month and six-month periods ended Feb. 28 or 29, depending on the year.

•	Quarterly sales increased 15 percent, primarily because of increased corn seed sales and higher revenues for corn and soybean traits. Similarly, sales for the first half of fiscal year 2004 increased 18 percent to $2.5 billion, benefiting from a shift in timing of Monsanto’s biotechnology trait royalties.

•	Reported net income for the quarter was $154 million, which includes net restructuring charges of $32 million. For the first half of the fiscal year, reported net income was $57 million, including $74 million in net restructuring charges and $69 million in adjustments of goodwill.

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“The growth in our seeds and traits business in this first half of our 2004 fiscal year — especially in our corn seeds and traits business — gives us a strong foundation for continued growth. We believe we have a clear path established to achieve a 10 percent compounded annual growth rate in earnings per share on an ongoing business basis for 2005 and 2006.”

- more -

Second-Quarter and First-Half 2004 Performance Summary:

Net sales increased 15 percent to $1.5 billion in the second quarter primarily because of the continuing growth of the Seeds and Genomics segment, particularly in the United States. For the quarter, sales of corn seeds and traits increased 46 percent, driven by increased sales of branded corn seed in the United States, Europe and Brazil, and higher trait revenues in the United States. Sales of soybean seeds and traits also improved, primarily driven by increased U.S. trait revenues.

Though sales of branded Roundup herbicide in Brazil improved, net lower sales of Roundup in the United States led to a slight overall decline in the Agricultural Productivity segment for the quarter.

For the first half of 2004, net sales were $2.5 billion, an 18 percent improvement compared with net sales in the same period last year. The first-half sales increase was primarily driven by improvements in the corn and soybean business and a shift in the timing associated with biotechnology traits revenues, along with increased sales of Roundup herbicide in Brazil.

Net income and earnings per share: On a reported basis, second-quarter fiscal year 2004 net income was $154 million, or $0.57 per share, compared with net income of $100 million, or $0.38 per share for the same period in 2003.

          Items affecting comparability for second quarter 2004 included:

•	Net restructuring charges of $(0.12) per share.

•	A $(0.01) per share charge for discontinued operations and related restructuring.

          Items affecting comparability for the three-month period ending Feb. 28, 2003, included:

•	Net restructuring charges of $(0.08) per share.

•	A $(0.01) per share charge for discontinued operations.

•	A $(0.05) per share charge for an accounting change related to asset retirement obligations.

The company’s first-half fiscal year 2004 net income of $57 million, or $0.21 per share, compared with net income of $82 million, or $0.31 per share, for the same period in 2003.

          Items affecting comparability for the first half of fiscal year 2004 included:

•	Net restructuring charges of $(0.19) per share.

•	A $(0.09) per share charge for discontinued operations and related restructuring.

•	Write-off of goodwill associated with the global wheat business of $(0.26) per share.

•	A $0.01 per share benefit for non-restructuring discontinued operations.

- more -

          Items affecting comparability for the six-month period ending Feb. 28, 2003, included:

•	Net restructuring charges of $(0.12) per share.

•	A $(0.01) per share charge for discontinued operations.

•	A $(0.05) per share charge associated with an accounting change related to asset retirement obligations.

Operating costs: Research-and-development (R&D) expenses were essentially flat at $126 million for the second quarter and $242 million for the first half of fiscal year 2004.

Selling, general and administrative (SG&A) expenses increased from $241 million to $275 million for the second quarter 2004, and from $458 million to $552 million for the first half of fiscal year 2004. SG&A for the second quarter includes the expenses associated with the institution of a value-capture program for Roundup Ready soybean traits in Brazil. Additionally, the increase includes higher accruals for employee incentives and other benefit-related expenses.

Cash flow: Year-to-date 2004 net cash provided by operations was $217 million, compared with $801 million through the six months ended Feb. 28, 2003. Net cash required by investing activities was $146 million through the first half of the fiscal year 2004, and $388 million for the same period in 2003. As a result, year-to-date free cash flow decreased from $413 million in the first half of 2003 to $71 million in this year’s first half. The decrease in free cash flow was driven by payments related to the Solutia PCB litigation settlement and higher voluntary pension contributions. (For reconciliation of free cash flow, see note 1.)

Seeds and Genomics Segment Detail

Product sales	Second	Second		Six	Six
($ in millions)	Quarter	Quarter	%	Months	Months	%
	2004	2003	Change	2004	2003	Change
Corn seed and traits	$479	$327	46%	$665	$515	29%
Soybean seed and traits	$308	$260	18%	$477	$418	14%
All other crops seeds and traits	$70	$60	17%	$100	$79	27%
TOTAL Seeds and Genomics	$857	$647	32%	$1,242	$1,012	23%

The Seeds and Genomics segment consists of the global seeds and related trait business, and genetic technology platforms.

Second-quarter net sales of $857 million for the Seeds and Genomics segment were approximately one-third higher than sales recorded in the same period in 2003. Within the Seeds and Genomics segment, sales of corn seeds and traits were up 46 percent as a result of increased sales of branded corn seed in the United States, Europe and Brazil, and higher revenues from corn traits in the United States. Soybean seeds and traits increased 18 percent because of higher revenues associated with soybean traits while branded soybean seeds sales were relatively flat.

- more -

The increase in sales of corn and soybean seeds and traits, as well as a shift in timing of biotechnology traits revenues, drove improvements for the first half of 2004, with overall sales increasing 23 percent in the segment, from $1,012 million in 2003 to $1,242 million in the first half of 2004.

EBIT (earnings from continuing operations before cumulative effect of accounting change, interest, and income taxes) for the Seeds and Genomics segment improved by $125 million in the second quarter, to $276 million from $151 million in the same period in 2003. The EBIT gains within Seeds and Genomics are due to higher overall sales of seeds and traits, notably driven by increased penetration of Monsanto’s stacked corn traits. With continued growth in both corn and soybean seeds and traits, gross profit for the first half of 2004 for the Seeds and Genomics segment increased 28 percent compared with the previous year. The higher allocation of SG&A costs to the Seeds and Genomics segment, the global wheat goodwill impairment, and restructuring costs caused a decrease in EBIT for the first half of fiscal year 2004. (For a reconciliation of EBIT, see note 1.)

Agricultural Productivity Segment Detail

Product sales	Second	Second		Six	Six
($ in millions)	Quarter	Quarter	%	Months	Months	%
	2004	2003	Change	2004	2003	Change
Roundup and other glyphosate-based agricultural herbicides	$363	$373	(3)%	$792	$633	25%
All other agricultural productivity products	$272	$273	0%	$486	$494	(2)%
TOTAL Agricultural Productivity	$635	$646	(2)%	$1,278	$1,127	13%

The Agricultural Productivity segment consists primarily of crop protection products, the lawn-and-garden herbicide business, and the company’s animal agricultural business.

Net sales in the Agricultural Productivity segment for the quarter declined by $11 million, from $646 million in 2003 to $635 million in 2004. For the first half of fiscal year 2004, Agricultural Productivity sales increased by $151 million, primarily as a result of increased sales of branded Roundup herbicide in Latin America.

EBIT (earnings (loss) from continuing operations before cumulative effect of accounting change, interest, and income taxes) for the segment was $(16) million for the second quarter of fiscal year 2004, as compared to $55 million in the same period last year. The EBIT decline in the quarter was driven primarily by lower volumes of branded Roundup and a shift of sales volume to Monsanto’s lower-priced brands of Roundup herbicide, as expected in the post-patent U.S. market. For the first half of 2004, EBIT for this segment was $14 million, as higher sales of branded Roundup herbicide in Brazil offset lower U.S. sales. The sales growth in the Agricultural Productivity segment was somewhat offset by higher restructuring expenses and increased other expenses. (For a reconciliation of EBIT, see note 1.)

- more -

Other Items of Note:

Monsanto continues to make progress on a value-capture system for Roundup Ready soybeans in Brazil for the 2004 season. As of March 31, Monsanto has completed the major steps to establish the value-capture system, including developing a grain-based value-capture concept, signing contracts with the major global grain handlers, and completing enrollment of local elevators and processors. With those milestones complete, the company expects to begin receiving royalty payments in late April as the Brazilian harvest continues. The company expects the initial start-up costs associated with this program to offset any potential additional earnings for Monsanto in fiscal year 2004.

On March 29, Monsanto announced it had signed a definitive agreement for the sale of the assets associated with the company’s European wheat and barley business to the French company, RAGT Genetique, S.A. Monsanto originally stated its intention to exit the European wheat and barley breeding business as a part of its October 2003 global restructuring plan.

On Feb. 23, Monsanto and Syngenta announced an agreement that resolves a patent interference proceeding in the U. S. Patent and Trademark Office involving transgenic broadleaf crops and Agrobacterium-mediated transformation technology. The agreement dismissed a patent infringement lawsuit brought by Syngenta that had been pending in the U.S. District Court for the District of Delaware.

On Feb. 3, the company won a key patent dispute regarding biotech-gene technology for protection of plants against insect damage. The decision by the U.S. Patent and Trademark Office that Monsanto’s scientists were the first to invent this important discovery ended a nearly eight-year Patent Office dispute with Mycogen Seeds, a subsidiary of Dow AgroSciences.

On Dec. 17, 2003, Solutia Inc. and 14 of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Subsequently, Solutia notified Pharmacia Corporation and Monsanto that it was repudiating its obligation to defend certain litigation that Solutia had been managing and to perform certain environmental remediation obligations under its 1997 spinoff agreement. Monsanto believes Solutia remains obligated to perform on its liabilities unless and until discharged from such obligations by the Bankruptcy Court. Monsanto has reported $14 million in other expenses in the first half of fiscal 2004 associated with Solutia-related liabilities and expenses. The company intends to file claims to recover some of the expenses through Solutia’s bankruptcy proceedings.

Other supplemental data to this news release, including slides that accompany the company’s financial results conference call, can also be found in the Financial Reports section under the investor information page of the company’s web site at:www.monsanto.com.

- more -

Outlook Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“With the North American planting season approaching, most of our seeds and traits sales are completed, giving us a strong start to our fiscal year. The primary season is still ahead for our U.S. Roundup business, and with the expected declines in that franchise, we believe it’s prudent to maintain our current full-year guidance, although we do believe our results are likely to fall in the mid- to high-end of our range of $1.40 to $1.50 per share for our ongoing business.”

2004 Earnings and Free Cash Flow Outlook:

Monsanto management confirmed the company’s EPS guidance for fiscal year 2004, expected in the range of $1.40 to $1.50 on an ongoing basis, excluding the effect of the restructuring actions, discontinued operations associated with restructurings, and related goodwill write-offs related to the global wheat business (estimated at $(0.46), $(0.13) and $(0.26), respectively). On a reported basis and including the estimated restructuring charges and goodwill write-off, EPS guidance is in the range of $0.55 to $0.65 for the year.

Management reiterated its expectation of generating free cash flow for fiscal-year 2004 in the range of $350 million to $400 million. The company expects net cash provided by operations to be in the range of $540 million to $570 million and net cash required by investing activities to be in the range of $170 million to $190 million. (For a reconciliation of free cash flow guidance, see note 1.)

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.

-oOo-

- more -

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release, such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, currency impact, business and financial plans and other non-historical facts are “forward-looking statements.” These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: the company’s exposure to various contingencies, including those related to Solutia Inc., litigation, intellectual property, regulatory compliance (including seed quality), environmental contamination and antitrust; fluctuations in exchange rates and other developments related to foreign currencies and economies; increased generic and branded competition for the company’s Roundup herbicide; the accuracy of the company’s estimates and projections, for example, those with respect to product returns and grower use of the company’s products and related distribution inventory levels; the effect of weather conditions and commodity markets on the agriculture business; the success of the company’s research and development activities and the speed with which regulatory authorizations and product launches may be achieved; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; the company’s ability to continue to manage its costs; the company’s ability to successfully market new and existing products in new and existing domestic and international markets; the company’s ability to obtain payment for the products that it sells; the company’s ability to achieve and maintain protection for its intellectual property; the effects of the company’s accounting policies and changes in generally accepted accounting principles; the company’s ability to fund its short-term financing needs; general economic and business conditions; political and economic conditions due to threat of future terrorist activity and related military action; and other risks and factors detailed in the company’s filings with the U.S. Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention to revise or update any forward-looking statements or any of the factors that may affect actual results, whether as a result of new information, future events or otherwise.

Notes to editors: Roundup and Roundup Ready are trademarks owned by Monsanto Company and its wholly owned subsidiaries.

References to Roundup products in this release mean Roundup branded and other glyphosate-based herbicides, excluding lawn-and-garden products.

- more -

Monsanto Company and Subsidiaries
Selected Financial Information
(In millions, except per share amounts)
Unaudited

Condensed Statement of	Three Months	Three Months	Six Months	Six Months
Consolidated Operations	Ended	Ended	Ended	Ended
	Feb. 29, 2004	Feb. 28, 2003	Feb. 29, 2004	Feb. 28, 2003
Net Sales	$1,492	$1,293	$2,520	$2,139
Cost of Goods Sold	744	654	1,304	1,150

Gross Profit	748	639	1,216	989
Operating Expenses:
Selling, General and Administrative Expenses	275	241	552	458
Bad-Debt Expense	22	14	40	34
Research and Development Expenses	126	127	242	243
Adjustments of Goodwill	—	—	69	—
Restructuring Charges — Net	28	31	57	39

Total Operating Expenses	451	413	960	774
Income From Operations	297	226	256	215
Interest Expense — Net	15	19	32	34
Other Expense — Net	37	20	62	19

Income From Continuing Operations Before Income
Taxes and Cumulative Effect of Accounting Change	245	187	162	162
Income Tax Expense	89	72	83	64

Income From Continuing Operations Before Cumulative
Effect of Accounting Change	156	115	79	98
Cumulative Effect of a Change in Accounting Principle — Net of Tax Benefit of $7(2)	—	(12)	—	(12)

Income From Continuing Operations	156	103	79	86
Discontinued Operations:
Loss From Operations of Discontinued Businesses (Including Estimated Loss on Disposal of $29 for the Six Months Ended Feb. 29, 2004)	(3)	(5)	(31)	(7)
Income Tax Benefit	(1)	(2)	(9)	(3)

Net Loss On Discontinued Operations	(2)	(3)	(22)	(4)

Net Income	$154	$100	$57	$82

EBIT(1)	$260	$206	$194	$196

Basic Earnings (Loss) Per Share:
Income From Continuing Operations Before Cumulative
Effect of Accounting Change	$0.59	$0.44	$0.30	$0.37
Cumulative Effect of a Change in Accounting Principle	—	(0.05)	—	(0.05)

Income From Continuing Operations	0.59	0.39	0.30	0.32
Net Loss On Discontinued Operations	(0.01)	(0.01)	(0.08)	(0.01)

Net Income	$0.58	$0.38	$0.22	$0.31

Diluted Earnings (Loss) Per Share:
Income From Continuing Operations Before Cumulative Effect of Accounting Change	$0.58	$0.44	$0.29	$0.37
Cumulative Effect of a Change in Accounting Principle	—	(0.05)	—	(0.05)

Income From Continuing Operations	0.58	0.39	0.29	0.32
Net Loss On Discontinued Operations	(0.01)	(0.01)	(0.08)	(0.01)

Net Income	$0.57	$0.38	$0.21	$0.31

Shares Outstanding:
Basic Shares	264.3	261.4	263.2	261.4
Diluted Shares	268.8	261.4	267.4	261.4

- more -

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statement of Consolidated Financial Position	As of	As of
	Feb. 29, 2004	Aug. 31, 2003
Assets
Current Assets:
Cash and Cash Equivalents	$298	$281
Short-Term Investments	250	230
Trade Receivables — Net of Allowances of $273 and $254, respectively	2,060	2,296
Inventories	1,316	1,207
Assets of Discontinued Operations	17	—
Other Current Assets	775	925

Total Current Assets	4,716	4,939

Property, Plant and Equipment — Net	2,198	2,280
Goodwill — Net	723	768
Other Intangible Assets — Net	508	571
Other Assets	817	903

Total Assets	$8,962	$9,461

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt	$365	$269
Accounts Payable	316	290
PCB Litigation Settlement Liability	—	400
Liabilities of Discontinued Operations	3	—
Accrued Liabilities	845	985

Total Current Liabilities	1,529	1,944

Long-Term Debt	1,174	1,258
Postretirement and Other Liabilities	958	1,103
Shareowners’ Equity	5,301	5,156

Total Liabilities and Shareowners’ Equity	$8,962	$9,461

Debt to Capital Ratio:	23%	23%

- more -

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

Statement of Consolidated Cash Flows	Six Months	Six Months
	Ended	Ended
	Feb. 29, 2004	Feb. 28, 2003
Operating Activities:
Net Income	$57	$82
Adjustments to reconcile cash provided (required) by operations:
Items that did not require (provide) cash:
Pretax cumulative effect of a change in accounting principle	—	19
Depreciation and amortization expense	228	224
Adjustments of goodwill	69	—
Impairment of assets included in discontinued operations	29	—
Bad-debt expense	40	34
Noncash restructuring	33	19
Deferred income taxes	246	(54)
Gain on disposal of investments and property — net	(5)	(3)
Equity affiliate expense — net	20	21
Write-off of retired assets	4	15
Other items that did not require (provide) cash	15	(19)
Changes in assets and liabilities that provided (required) cash:
Trade receivables	477	693
Inventories	(79)	(86)
Accounts payable and accrued liabilities	(399)	(107)
PCB litigation settlement liability	(400)	—
Pension contributions	(150)	(20)
Related-party transactions	—	6
Other Items	32	(23)

Net Cash Provided by Operations	217	801

Cash Flows Provided (Required) by Investing Activities:
Purchases of short-term investments	(250)	(250)
Maturities of short-term investments	230	—
Capital expenditures	(103)	(114)
Technology and other investments	(33)	(31)
Property disposal proceeds	10	7

Net Cash Required by Investing Activities	(146)	(388)

Cash Flows Provided (Required) by Financing Activities:
Net change in short-term financing	(54)	(370)
Long-term debt proceeds	101	15
Long-term debt reductions	(43)	(35)
Payments on other financing	(3)	(10)
Treasury stock purchases	(106)	—
Stock option exercises	119	—
Dividend payments	(68)	(63)

Net Cash Required by Financing Activities	(54)	(463)

Net Increase (Decrease) in Cash and Cash Equivalents	17	(50)
Cash and Cash Equivalents at Beginning of Period	281	137

Cash and Cash Equivalents at End of Period	$298	$87

- more -

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

1.	EBIT and Free Cash Flow: As reflected in Monsanto’s Condensed Statement of Consolidated Operations presented in this release, EBIT is earnings (loss) from continuing operations before cumulative effect of accounting change, interest and income taxes. Free cash flow represents the total of cash flows from operations and investing activities, as reflected in Monsanto’s Statement of Consolidated Cash Flows presented in this release. The presentation of EBIT and free cash flow is not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles in the United States. The following tables reconcile historical EBIT and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP. With respect to the projected free cash flow guidance provided under the caption “2004 Earnings and Free Cash Flow Outlook,” Monsanto does not include any estimates of projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

Reconciliation of EBIT to Net Income:

	Three Months	Three Months	Six Months	Six Months
Total Monsanto Company and Subsidiaries:	Ended	Ended	Ended	Ended
	Feb. 29, 2004	Feb. 28, 2003	Feb. 29, 2004	Feb. 28, 2003
EBIT — Seeds and Genomics Segment	$276	$151	$180	$196
EBIT — Agricultural Productivity Segment	(16)	55	14	—

EBIT — Total Monsanto Company and Subsidiaries	$260	$206	$194	$196
Interest Expense — Net	15	19	32	34
Income Tax Expense	89	72	83	64

Income From Continuing Operations Before Cumulative Effect of Accounting Change	$156	$115	$79	$98
Cumulative Effect of a Change in Accounting Principle — Net of Tax Benefit of $7	—	(12)	—	(12)

Income From Continuing Operations	$156	$103	$79	$86
Discontinued Operations:
Loss From Operations of Discontinued Businesses (Including Estimated Loss on Disposal of $29 for the Six Months Ended Feb. 29, 2004)	(3)	(5)	(31)	(7)
Income Tax Benefit	(1)	(2)	(9)	(3)

Net Loss On Discontinued Operations	(2)	(3)	(22)	(4)

Net Income	$154	$100	$57	$82

     Reconciliation of Free Cash Flow:

	Fiscal Year	Six Months	Six Months
Total Monsanto Company and Subsidiaries:	2004	Ended	Ended
	Target	Feb. 29, 2004	Feb. 28, 2003
Net Cash Provided by Operations	$540-$570	$217	$801
Net Cash Required by Investing Activities	$(190)-$(170)	(146)	(388)

Free Cash Flow	$350-$400	$71	$413
Net Cash Required by Financing Activities	N/A	(54)	(463)

Net Increase (Decrease) in Cash and Cash Equivalents	N/A	$17	$(50)

- more-

2.	Adjustment for New Accounting Standard No. 143: On Jan. 1, 2003, Monsanto adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting for and reporting of costs and obligations associated with the retirement of tangible long-lived assets. Upon adopting this standard, Monsanto recorded a pretax cumulative effect of accounting change of $19 million ($12 million aftertax, or $0.05 per share) effective Jan. 1, 2003. In addition to this noncash charge, property, plant and equipment was increased approximately $10 million, and asset retirement obligations were increased approximately $30 million.

3.	Restructuring: In October 2003, Monsanto announced plans to continue to reduce the costs associated with its agricultural chemistry business as that segment matures globally. The company will further concentrate its resources on its core seeds and traits businesses. These plans include: (1) reducing costs associated with the company’s Roundup herbicide business, (2) exiting the European breeding and seed business for wheat and barley; and (3) discontinuing the plant-made pharmaceuticals program. These actions will require charges of up to $155 million aftertax in fiscal year 2004; charges of $75 million aftertax have been recorded in the first half of fiscal year 2004.

In 2002, Monsanto’s management approved a restructuring plan to further consolidate or shut down facilities and to reduce work force. For the six months ended Feb. 28, 2003, Monsanto recorded a net charge of $31 million aftertax as part of the 2002 restructuring plan, including restructuring reversals related to prior year plans of $12 million.

Loss related to the restructuring plan items were recorded in the Condensed Statement of Consolidated Operations in the following categories:

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	Feb. 29, 2004	Feb. 28, 2003	Feb. 29, 2004	Feb. 28, 2003
Cost of Goods Sold	$(17)	$(4)	$(17)	$(10)
Restructuring Charges — Net(1)	(28)	(31)	(57)	(39)

Loss From Continuing Operations Before Income Taxes	(45)	(35)	(74)	(49)
Income Tax Benefit	13	13	24	18

Loss From Continuing Operations	(32)	(22)	(50)	(31)
Loss On Operations of Discontinued Businesses	(1)	—	(34)	—
Income Tax Benefit	1	—	10	—

Loss from Discontinued Operations	—	—	(24)	—

Net Loss	$(32)	$(22)	$(74)	$(31)

(1)The restructuring charges for the three months ended Feb. 29, 2004, and Feb. 28, 2003, were offset by $1 million and $8 million, respectively, in restructuring reversals related to prior plans. Restructuring charges for the six months ended Feb. 29, 2004, and Feb. 28, 2003, were offset by $2 million and $12 million, respectively.

- more -

For detail of the restructuring charges related to the fiscal year 2004 restructuring plan, for charges included in continuing operations and those in discontinued operations, refer to the following tables. The loss from operations of discontinued businesses was primarily attributable to the impairment of other intangible assets related to the European wheat business.

The following table displays the net pretax charges incurred by segment for the three months ended Feb. 29, 2004:

	Work Force	Facility	Asset
Segment	Reductions	Closures	Impairments	Total
Continuing Operations:
Seeds and Genomics	$2	$—	$8	$10
Agricultural Productivity	24	—	12	36

Total Continuing Operations	26	—	20	46
Discontinued Operations:
Seeds and Genomics	—	1	—	1
Agricultural Productivity	—	—	—	—

Total Discontinued Operations	—	1	—	1
Total Segment:
Seeds and Genomics	2	1	8	11
Agricultural Productivity	24	—	12	36

Total Restructuring	$26	$1	$20	$47

The following table displays the net pretax charges incurred by segment for the six months ended Feb. 29, 2004:

	Work Force	Facility	Asset
Segment	Reductions	Closures	Impairments	Total
Continuing Operations:
Seeds and Genomics	$12	$—	$21	$33
Agricultural Productivity	31	—	12	43

Total Continuing Operations	43	—	33	76
Discontinued Operations:
Seeds and Genomics	3	2	29	34
Agricultural Productivity	—	—	—	—

Total Discontinued Operations	3	2	29	34
Total Segment:
Seeds and Genomics	15	2	50	67
Agricultural Productivity	31	—	12	43

Total Restructuring	$46	$2	$62	$110

-oOo-